Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

UNION BANKSHARES CORPORATION

I. Name

The name of the corporation is Union Bankshares Corporation.

II. Purpose

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

III. Capital Stock

The Corporation shall have authority to issue Four million (4,000,000) shares of Common Stock, par value $10.00 per share, and five hundred thousand (500,000) shares of Serial Preferred Stock, par value $10.00 per share.

A. Serial Preferred Stock

1. Issuance in Series. Authority is hereby vested in the Board of Directors to divide the Serial Preferred Stock into and cause the Serial Preferred Stock to be issued in series, to designate each series so as to distinguish the shares thereof from the shares of all other series or classes, to fix the number of shares of each series, and to fix and determine the variations in the relative rights and preferences of each series within the limitations hereinafter set forth in this paragraph. All shares of Serial Preferred Stock shall be identical except as to the following relative rights and preferences, which may be fixed and determined by the Board of Directors and as to which there may be variations between different series:

(a) the rate of dividend, if any, payable on shares of such series, the time of payment and the dates from which dividends shall be cumulative if such dividends shall be cumulative, and the extent of participation rights, if any, of the shares of such series;

(b) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

(c) the price at and the terms and conditions on which shares may be redeemed;

(d) the amount payable upon shares in the event of involuntary liquidation;

(e) the amount payable upon shares in the event of voluntary liquidation;

(f) any sinking fund provisions for the redemption or purchase of shares; and

(g) the terms and conditions on which shares may be may be converted, if the shares of any series are issued with the privilege of conversion.

2. Dividends. The holders of the Serial Preferred Stock of each series as to which the Board of Directors shall have specified a rate of dividend shall be entitled to receive, if and when declared payable by the Board of Directors, dividends at the dividend rate for such series, and not exceeding such rate except to the extent of any participation right. Such dividends shall be payable on such dates as shall be specified for such series. Dividends, if cumulative and in arrears, shall not bear interest.

No dividends shall be declared or paid upon or set apart for the Common Stock or for stock of any other class hereafter created ranking junior to the Serial Preferred Stock in respect to dividends or assets (hereinafter called “Junior Stock”), or for any shares of Serial Preferred Stock which are entitled to participate with the Common Stock, and no shares of Serial Preferred Stock, Common Stock or Junior Stock shall be purchased, redeemed or otherwise reacquired for a consideration, nor shall any funds be set aside for or paid to any sinking fund therefor, unless and until (i) full dividends on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment wish respect to all past dividend periods, to the extent that the holders of the Serial Preferred Stock are entitled to dividends with respect to any past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made. Unless full dividends with respect to all past dividend periods on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, to the extent that holders of the Serial Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made, no distributions shall be made to the holders of the Serial Preferred Stock of any series unless distributions are made to the holders of the Serial Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finally, to mandatory sinking fund payments. The terms “current dividend period” and “past dividend period” mean, if two or more series of Serial Preferred Stock having different dividend periods are at the time outstanding, the current dividend period or any past dividend period, as the case may be, with respect to each such series.

3. Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Serial Preferred Stock of each series shall be entitled to receive, for each share thereof, the fixed liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium for such series, if any, together in all cases with a sum equal to all dividends, if any, accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution of the assets shall be made to holders of the Common Stock or Junior Stock; but the holders of the Serial Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the Serial Preferred Stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Serial Preferred Stock then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. A merger of the Corporation into any other corporation, or merger of any other corporation into the Corporation, or consolidation of the

Corporation with any other corporation or a sale or transfer of the property of the Corporation as or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

B. Common Stock

1. Dividends. Subject to the provisions of law and the rights of holders of shares at the time outstanding of all classes of stock having prior rights as to dividends, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

2. Liquidation. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after payment or provision for the payment of all the liabilities and obligations of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

3. Voting. Except to the extent to which the Board of Directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in the Common Stock, the holder thereof being entitled to one vote for each share of Common Stock at all meetings of the shareholders of the Corporation.

IV. No Preemptive Rights

No holder of shares of the capital stock of the Corporation of any class shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

V. Directors

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of directors as may be fixed from time to time in the bylaws or by resolution adopted by the affirmative vote of a majority of the Directors then in office. The Directors shall be divided into three classes, designated as Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors, with one class to be originally elected for a term of one year, another class to be originally elected for a term expiring in two years, and another class to be originally elected for a term of three years. At each succeeding annual meeting of shareholders beginning in 1993, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

If the office of any Director shall become vacant, the Directors then in office, whether or not a quorum, may by majority vote choose a successor who shall hold office until the next annual meeting of shareholders. In such event, the successor elected by the shareholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of Directors to which that person has been elected. Vacancies resulting from the increase in the number of Directors shall be filled in the same manner.

Directors of the Corporation may be removed by shareholders of the Corporation only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Advance notice of shareholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

VI. Indemnification and Limit on Liability

(a) Mandatory Indemnification. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, each Director and officer shall be indemnified by the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such Director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such Director or officer. The determination that the indemnification under this subsection (a) is permissible shall be made as provided by law. The right of indemnification hereby provided shall not be exclusive of any other rights to which any Director or officer may be entitled.

(b) Limitation of Liability. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, in any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, a director or officer of the Corporation shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct, provided that the elimination of liability herein set forth shall not be applicable if the Director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

(c) Agents and Employees. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to indemnify or contract in advance to indemnify any person not specified in subsection (a) of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in subsection (a) of this Article.

(d) References. Every reference in this Article to Director, officer, employee, agent or consultant shall include (i) every Director, officer, employee, agent or consultant of the

Corporation or any corporation the majority of the voting stock or which is owned directly or indirectly by the Corporation, (ii) every former Director, officer, employee, agent or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as a Director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.

(e) Effective Date. The provisions of this Article VI shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to such a proceeding may have occurred before such adoption. No amendment, modification or repeal of this Article VI shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

(f) Change in Control. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancements of expenses with respect to any claim for indemnification made pursuant to Subsection (a) of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

VII. Shareholder Approval of Certain Transactions

An amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the Directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

ARTICLES OF AMENDMENT

of the Articles of Incorporation of

UNION BANKSHARES CORPORATION

I. Name. The name of the Corporation is Union Bankshares Corporation.

II. Text of Amendment. The introductory paragraph to Article III of the Articles of Incorporation, as amended, of the Corporation shall be amended as follows in order to increase the number of authorized shares of common stock and to change the par value thereof.

The Corporation shall have authority to issue twelve million (12,000,000) shares of Common Stock, par value $4.00 per share, and five hundred thousand (500,000) shares of Serial Preferred Stock, par value $10.00 per share.

III. Implementation of Amendment. The above amendment shall be implemented in the following manner: on the effective date of the amendment, the issued and outstanding shares of the Corporation’s common stock shall be changed into and become three shares of common stock for every one share of common stock theretofore outstanding. Each shareholder of record upon the effective date of this amendment shall be entitled to an additional share certificate evidencing two additional shares of common stock for every one share of common stock registered in his name on the books of the Corporation on such date.

IV. Adoption and Date of Adoption. The above amendment was adopted on July 12, 1993 by the Corporation’s Board of Directors without shareholder action pursuant to

Section 13.1-706(3) and (4) of the Virginia Stock Corporation Act. The Corporation has one class of capital stock outstanding, and shareholder action on the amendment was not required.

V. Effective Date. The Certificate of Amendment shall become effective at 5:00 p.m. on July 16, 1993, in accordance with Section 13.1-606 of the Virginia Stock Corporation Act.

Dated: July 12, 1993	UNION BANKSHARES CORPORATION

	By:	/s/ G. William Beale
G. William Beale
President

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

UNION BANKSHARES CORPORATION

I. Name. The name of the Corporation is Union Bankshares Corporation.

II. Text of Amendment. Article III of the Corporation’s Articles of Incorporation shall be amended to increase the number of authorized shares of Common Stock from 12,000,000 to 24,000,000 shares, and to reduce the par value of each share of Common Stock from $4.00 to $2.00 per share. The introductory paragraph to Article III, as amended, shall read as follows:

The Corporation shall have authority to issue twenty four million (24,000,000) shares of Common Stock, par value $2,00 per share, and five hundred thousand (500,000) shares of Serial Preferred Stock, par value $10.00 per share.

III. Implementation of Amendment. The foregoing amendment shall be implemented in the following manner: on the effective date of the amendment, the issued and outstanding shares of the Corporation’s common stock shall be changed into and become two shares of common stock for every one share of common stock theretofore outstanding. Each shareholder of record upon the effective date of this amendment shall be entitled to an additional share certificate evidencing one additional share of common stock for every one share of common stock registered in his, her or its name on the books of the Corporation on such date.

IV. Adoption and Date of Adoption. The foregoing amendment was adopted on April 23, 1998 by the Corporation’s Board of Directors without shareholder approval pursuant to Section 13.1-706(3) and (4) of the Virginia Stock Corporation Act. The Corporation has one class of capital stock outstanding, and shareholder action on the amendment was not required.

V. Effective Date. The Certificate of Amendment shall become effective at 2:00 p.m., eastern standard time, on May 21, 1998 in accordance with Section 13.1-606 of the Virginia Stock Corporation Act.

Dated: May 19, 1998	UNION BANKSHARES CORPORATION

By:
D. Anthony Peay
Vice President, Corporate Secretary and Chief Financial Officer